EXHIBIT 21

THE TORO COMPANY AND SUBSIDIARIES

Subsidiaries of Registrant

The following are significant subsidiaries of The Toro Company as of December 16, 2005.

	State or Other Jurisdiction	Percentage of Voting
Name	of Incorporation	Securities Owned

Electronic Industrial Controls, Inc.	Colorado	100%

Exmark Manufacturing Company Incorporated	Nebraska	100%

Hayter Limited	United Kingdom	100%

Irritrol Systems Europe, S.r.L.	Italy	100%

Irritrol Systems Europe Productions, S.r.L.	Italy	100%

MTI Distributing, Inc.	Minnesota	100%

Red Iron Insurance, Limited	Bermuda	100%

Toro Australia Pty. Limited	Australia	100%

Toro Australia Group Sales Pty. Ltd	Australia	100%

Toro Briggs & Stratton LLC	Wisconsin	50%

Toro Credit Company	Minnesota	100%

Toro Europe BVBA	Belgium	100%

Toro Factoring Company Limited	Guernsey	100%

Toro Finance Company	California	100%

Toro Foreign Sales Corporation	Barbados	100%

Toro Hayter LLP	United Kingdom	100%

Toro Hayter (Guernsey) Limited	Guernsey	100%

Toro Holdings Limited	United Kingdom	100%

Toro LLC	Delaware	100%

Toro Mexico Holdings, LLC	Minnesota	100%

Toro International Company	Minnesota	100%

Toro Manufacturing LLC	Delaware	100%

Toro Purchasing Company	Minnesota	100%

Toro R&D Company	Minnesota	100%

Toro Receivables Company	Minnesota	100%

Toro Sales Company	Minnesota	100%

Toro Warranty Company	Minnesota	100%

Turf Professionals Equipment Company	Minnesota	100%